Exhibit 8.1

At December 31, 2010	Country	Percentage of voting share capital held (1)	Principal activity
UK
AstraZeneca UK Limited	England	100	Research and development, manufacturing, marketing
AstraZeneca Treasury Limited	England	100	Treasury
Continental Europe
NV AstraZeneca SA	Belgium	100	Marketing
AstraZeneca Dunkerque Production SCS	France	95	Manufacturing
AstraZeneca SAS	France	100	Research, manufacturing, marketing
Novexel SA	France	100	Research
AstraZeneca GmbH	Germany	100	Development, manufacturing, marketing
AstraZeneca Holding GmbH	Germany	100	Manufacturing, marketing
AstraZeneca SpA	Italy	100	Marketing
AstraZeneca Farmaceutica Spain SA	Spain	100	Marketing
AstraZeneca AB	Sweden	100	Research and development, manufacturing, marketing
AstraZeneca BV	The Netherlands	100	Marketing
The Americas
AstraZeneca Canada Inc.	Canada	100	Research, marketing
AZ Reinsurance Limited	Cayman Islands	100	Insurance and reinsurance underwriting
IPR Pharmaceuticals Inc.	Puerto Rico	100	Development, manufacturing, marketing
AstraZeneca LP	US	99	Research and development, manufacturing, marketing
AstraZeneca Pharmaceuticals LP	US	100	Research and development, manufacturing, marketing
Zeneca Holdings Inc.	US	100	Manufacturing, marketing
MedImmune, LLC	US	100	Research and development, manufacturing, marketing
Asia, Africa & Australasia
AstraZeneca Pty Limited	Australia	100	Development, manufacturing, marketing
AstraZeneca Pharmaceuticals Co., Limited	China	100	Research and development, manufacturing, marketing
AstraZeneca KK	Japan	80	Manufacturing, marketing

(1) All shares are held indirectly.

The companies and other entities listed above are those whose results or financial position principally affected the figures shown in the Financial Statements of AstraZeneca PLC and its subsidiaries (the “Group”).  A full list of subsidiaries, joint ventures and associates will be annexed to AstraZeneca PLC’s next annual return filed with the Registrar of Companies.  The country of registration or incorporation is stated alongside each company. The accounting year ends of subsidiaries and associates are December 31, except for Aptium Oncology, Inc. which, owing to local conditions and to avoid undue delay in the preparation of the Financial Statements, is November 30.  The Company operates through 254 subsidiaries worldwide.  Products are manufactured in 16 countries worldwide and are sold in over 100 countries.  The Group Financial Statements consolidate the Financial Statements of the Company and its subsidiaries at December 31, 2010.